Exhibit 99.3

Kosan and Roche Present Favorable Phase I Results of KOS-862 (Epothilone D), at the

American Society of Clinical Oncology Annual Meeting

June 2, 2003 — Kosan Biosciences Incorporated (NASDAQ:KOSN) and Roche announced today results of the initial Phase I clinical trial of KOS-862 (Epothilone D) at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL. KOS-862 is a polyketide natural product that inhibits cancer cells by the same mechanism as paclitaxel, and is also effective against paclitaxel-resistant tumors in preclinical models. The poster entitled “KOS-862 (Epothilone D): A Comparison of Two Schedules in Patients with Advanced Malignancies” will be presented today, from 9:00 a.m. to 1:00 p.m., Central Time, at the McCormick Convention Center.

Kosan and Roche are currently conducting three Phase I clinical trials of KOS-862, examining a total of six different schedules in patients with advanced solid tumors. Approximately 85 patients have received KOS-862 to date. Today’s presentation provides an overview of the initial Phase I clinical trial, the objective of which was to determine the optimal dose, the toxicity profile, pharmacokinetics and pharmacodynamics of escalating intravenous doses of KOS-862 administered every three weeks as a single dose (Schedule A) or as a dose administered once daily for three consecutive days every three weeks (Schedule B). The trial enrolled 52 patients (38 in Schedule A; 14 in Schedule B), with a recommended dose of 120 mg/m2 on Schedule A. Findings tend to indicate that KOS-862 is well-tolerated at the recommended dose of 120 mg/ m2. The toxicities at this dose (mild-to-moderate peripheral neuropathy, anemia, gastrointestinal and fatigue) appear amenable to supportive care (non-cumulative, typically resolving within 7 days). The pharmacokinetics were linear over the dose ranges tested.

Researchers today reported preliminary assessment of antitumor activity, including tumor marker reductions in testicular, pancreatic, ovarian and breast cancer patients and stable disease (> 6 cycles) in patients with testicular, ovarian, breast, soft tissue sarcoma, colon and squamous cell tumors; all these patients had received a dose of 90 mg/m2 or higher. Pharmacodynamic measurements of tubulin stabilization in peripheral blood cells demonstrate dose-dependent biological activity of KOS-862. The study, while closed to enrollment, is still actively dosing patients.

A second Phase I study (investigating a more dose-intensive schedule: weekly dosing for three out of every four weeks) has been selected as the preferred dosing regimen for Phase II testing (Spriggs et. al. Proc ASCO, 2003), with a likely recommended dose of 100 mg/m2 (75 mg/m2/week). Phase II clinical trials for KOS-862 are scheduled to begin in the second half of 2003.

In September 2002, Kosan and Roche entered into a global partnership to jointly develop and commercialize KOS-862.

About Kosan

Kosan Biosciences Incorporated is a biotechnology company that has proprietary genetic engineering technologies to develop drug candidates from polyketides, a rich source of pharmaceuticals. Kosan is currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease.

Roche in Oncology

Roche is the world leader in oncology. Its franchise includes three drugs with survival benefit: MabThera® (rituximab)a, Xeloda® (capecitabine), and Herceptin® (Trastuzumab)a. It also includes NeoRecormon® (epoetin beta), Roferon®A (interferon alfa-2a), Neupogen® (filgrastim)b and Kytril® (granisetron HCl). Roche Oncology has three research sites (two in the U.S., and one in Germany) and four HQ Development sites (two in the U.S., one in the UK and one in Switzerland).

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well-being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s web site at: http://www.rocheusa.com

All trademarks used or mentioned in this release are legally protected.

This press release contains “forward-looking” statements, including statements related to the development and potential efficacy of KOS 862 (Epothilone D) in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.